Exhibit 99.1

IBM Global Financing to Wind Down OEM IT Commercial Financing Operations

5 Feb 2019

Strategic Rationale

IBM Global Financing is a leading worldwide information technology financier, providing client and commercial financing for IBM and Original Equipment Manufacturer (OEM) hardware, software and services.

During 2019, IBM Global Financing will wind down the portion of its commercial financing operations which provides short-term working capital solutions for OEM information technology suppliers, distributors and resellers.  This action results in a more focused financing portfolio with lower overall debt levels and refinancing requirements for IBM’s financing business.  The wind down is expected to begin in the second quarter of 2019 and conclude by the end of the year.

Delivering a high-value model requires ongoing investment prioritization, considering factors such as market attractiveness, differentiation, and the importance of products and services to IBM’s integrated model.  The wind down of OEM IT commercial financing operations is further evidence of IBM’s continued, disciplined approach to both portfolio and financial management. IBM Global Financing will continue to provide differentiated end-to-end financing solutions, including commercial financing in support of IBM partner relationships.

Financial Implications

The OEM commercial financing activity generated about $0.3 billion of revenue in 2018 and accounted for approximately $9 billion of financing receivables on IBM’s balance sheet at the end of the year.  With this action, the receivables and associated borrowings will wind down in 2019, as receivables are collected in the normal course of business. The reduction in these assets will improve the overall credit quality of the receivable portfolio. IBM Global Financing will continue to target a debt-to-equity ratio of 9:1.

The wind down of this activity will reduce IBM’s revenue, with a nominal impact to profit. This action does not change IBM’s earnings per share and free cash flow expectations for 2019 provided during its earnings call on January 22, 2019.